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                                                               Exhibit (d)(1)(v)

                      IXIS ASSET MANAGEMENT ADVISORS, L.P.
                               399 Boylston Street
                                Boston, MA 02116

July 1, 2005

IXIS Advisor Funds Trust I
IXIS U.S. Diversified Portfolio
399 Boylston Street
Boston, MA  02116
Attn:  Michael C. Kardok, Treasurer

Re: IXIS U.S. Diversified Portfolio Advisory Agreement Addendum

Dear Mr. Kardok:

The Advisory Agreement dated October 30, 2000 between IXIS Advisor Funds Trust I (formerly, CDC Nvest Funds Trust I) (the "Fund") with respect to its IXIS U.S. Diversified Portfolio (formerly, CDC Nvest Star Advisers Fund) (the "Series") and IXIS Asset Management Advisors, L.P. (formerly, CDC IXIS Asset Management Advisers, L.P.) (the "Manager") is hereby revised, effective July 1, 2005, to delete Section 7 and to replace it with the following:

        7. As full compensation for all services rendered, facilities furnished and expenses borne by the Manager hereunder, the Fund shall pay the Manager compensation in an amount equal to the annual rate of 0.90% of the first $1 billion of the average daily net assets of the Series and 0.80% over $1 billion of such assets, respectively (or such lesser amount as the Manager may from time to time agree to receive) minus any fees payable by the Fund, with respect to the period in question, to any one or more Sub-Advisers pursuant to any Sub-Advisory Agreements in effect with respect to such period. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Trustees of the Fund may from time to time determine and specify in writing to the Manager. The Manager hereby acknowledges that the Fund's obligation to pay such compensation is binding only on the assets and property belonging to the Series.

To indicate your approval and acceptance of the terms of this letter, please sign below where indicated.

IXIS Asset Management Advisors, L.P.
By:    IXIS Asset Management Distribution Corporation, its general partner


By:    /s/ John T. Hailer
       -------------------------------------
Name:  John T. Hailer
Title: President and Chief Executive Officer

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ACCEPTED AND AGREED TO:
IXIS Advisor Funds Trust I, on behalf of
IXIS U.S. Diversified Portfolio


By:    /s/ Michael C. Kardok
       -------------------------------------
       Michael C. Kardok
Title: Treasurer

Date:  July 1, 2005

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